Exhibit 99.1

W&T Offshore Announces Fourth Quarter and Full Year 2019 Results Including Year-End 2019 Proved Reserves and

Provides 2020 Guidance

W&T Acquiring Remaining 25% Working Interest in

Magnolia Field in First Quarter of 2020

HOUSTON, March 4, 2020 – W&T Offshore, Inc. (NYSE: WTI) (“W&T” or the “Company”) today reported operational and financial results for the fourth quarter and full year 2019 including the Company’s year-end 2019 reserves report and 2020 production and expense guidance. W&T also announced it will be acquiring the remaining 25% working interest in the Magnolia Field in early 2020.

Key highlights included:

Increased year-end 2019 proved reserves by 87% to 157.4 million barrels of oil equivalent (“MMBoe”), from 84.0 MMBoe at year-end 2018, representing a reserve replacement ratio of nearly 600% of 2019 production

Closed the purchase of a 75% working interest in the Magnolia Field from ConocoPhillips in December 2019, the second of two producing property acquisitions completed in 2019 that together added meaningful production, significant reserves, and a number of future drilling opportunities;

Announced today that it has signed a purchase and sale agreement to acquire the remaining 25% working interest in the Magnolia Field on nearly identical terms as the recent transaction with ConocoPhillips with the same effective date and proportionally reduced to reflect the lower working interest; this transaction is expected to close on March 31, 2020;

Produced 52,773 Boe/d, or 4.9 MMBoe (45% liquids), in the fourth quarter of 2019, above the midpoint of W&T’s guidance range, reflecting a 51% increase from the fourth quarter of 2018 and a 28% increase from the third quarter of 2019;

Reported net income for full year 2019 of $74.1 million or $0.52 per share, and net income of $9.6 million or $0.07 per share in the fourth quarter of 2019;

Reported Adjusted Net Income of $85.9 million or $0.60 per share for full year 2019, and $24.4 million or $0.17 per share in the fourth quarter of 2019;

Generated significant Adjusted EBITDA of $79.0 million for the fourth quarter of 2019 and $282.9 million for the full year 2019, despite a lower pricing environment;

Recorded strong cash flow from operating activities with $232.2 million generated in full year 2019;

Achieved a 100% success rate on the six wells drilled in 2019 and invested $125.7 million in capital expenditures for the full year 2019, before acquisitions, that was below the low end of guidance; and

Announced 2020 guidance including preliminary capital spending guidance ranging between $50 million and $100 million to better align with current market conditions and allow for additional free cash flow generation to reduce debt or opportunistically fund accretive acquisitions.

Tracy W. Krohn, W&T's Chairman and Chief Executive Officer, stated, “I am quite pleased with our achievements in 2019.  We closed two significant acquisitions for approximately $188 million that meaningfully increased reserves to over 157 MMBoe and grew total production to over 50,000 Boe/d.  This past year we increased production, reported positive adjusted net income for every quarter, generated significant free cash flow, excluding acquisitions, and lowered per Boe operating and overhead costs.  In addition, we added nine new shallow water and eight new deepwater leases in Gulf of Mexico federal lease sales.”

“Entering 2020, while market and pricing conditions are volatile and challenging, our strategy remains unchanged. We have assembled a premier set of assets with strong, stable production that generates a solid foundation of cash flow with significant upside.  While we have a substantial inventory of drilling opportunities with potential high rates of return, we currently plan for our capital spending in 2020 to be in the range of $50 to $100 million to maximize financial flexibility and continue to generate free cash flow to reduce debt and potentially fund additional opportunities that we believe are available.  We have significant flexibility to adjust our spending in either direction at any time since we have no long-term rig contract commitments or drilling obligations.  Our 2020 production guidance of 47,100 to 52,100 Boe/d is an increase of approximately 16% to 28% compared to the full year 2019, despite the decrease in spending currently planned for 2020.  We will continue to focus our drilling capital on low risk, high return projects and build on the 100% success rate that we achieved in both 2019 and 2018.”

“Over the past 36 years, we have grown W&T through the right combination of attractive property acquisitions, methodical integration and exploitation of those acquisitions, and successful development and exploratory drilling on our legacy fields.  We have developed significant technical experience on both the conventional shelf and in the deep waters across the Gulf of Mexico.  We completed two great acquisitions in 2019 and we believe that market conditions in the Gulf remain very favorable for additional acquisitions.  Our planned purchase of the balance of the Magnolia Field is a good example, and we have a couple of others in our sights now. We will continue to look at new acquisition opportunities that are accretive in terms of production, reserves and cash flow, but nonetheless remain committed to maximizing the cash flow and profitability of our existing assets.  Our management team’s interests are highly aligned with those of our shareholders through management’s 34% stake in the Company’s equity, which is the second highest of 75 public E&P companies. This alignment of interest ensures that we are truly incentivized to maximize shareholder value and mitigate risk,” concluded Mr. Krohn.

For the fourth quarter of 2019, W&T reported net income of $9.6 million, or $0.07 per share.  Excluding primarily an $18.1 million unrealized commodity derivative loss, the Company’s Adjusted Net Income was $24.4 million, or $0.17 per share. In the fourth quarter of 2018, W&T reported net income of $138.8 million, or $0.96 per share, which included a $47.1 million non-cash gain on debt refinancing. Adjusted Net Income for the fourth quarter of 2018 was $34.2 million or $0.24 per share. In the third quarter of 2019, net income was $75.9 million, or $0.53 per share, which included a $55.8 million non-cash tax benefit due to the reduction of a valuation allowance previously recorded against deferred tax assets. For that same period, Adjusted Net Income was $18.5 million or $0.13 per share.

Adjusted EBITDA totaled $79.0 million for the fourth quarter 2019, which represents an increase of 10% compared to $72.0 million in the third quarter of 2019 and a decrease of 6% compared to $84.4 million in the fourth quarter of 2018.

Adjusted Net Income and Adjusted EBITDA are non-GAAP financial measures, which are described in more detail and reconciled to net income, their most comparable GAAP measure, in the attached tables below under “Non-GAAP Information.”

Production, Prices and Revenues: Production for the fourth quarter of 2019 was 52,773 Boe/d or 4.9 MMBoe, an increase of 28% compared to 41,149 Boe/d in the third quarter of 2019 and up 51% versus 35,000 Boe/d in the fourth quarter of 2018.  Production for the fourth quarter of 2019 was above the mid-point of production guidance.  Fourth quarter 2019 production was comprised of 1.8 million barrels (“MMBbls”) of oil, 0.4 MMBbls of natural gas liquids (“NGLs”) and 16.0 billion cubic feet (“Bcf”) of natural gas.  Liquids production comprised 45% of total production in the fourth quarter of 2019.

For the fourth quarter of 2019, W&T’s average realized crude oil sales price was $56.84 per barrel. The Company’s realized NGL sales price was $16.64 per barrel and its realized natural gas sales price was $2.58 per Mcf.  The Company’s combined average realized sales price for the quarter was $30.75 per Boe, which represents a 30% decrease from $44.15 per Boe that was realized in the fourth quarter of 2018 and a decrease of 11% compared to $34.56 per Boe in the third quarter of 2019.

Revenues for the fourth quarter of 2019 increased 6% to $151.9 million compared to $143.4 million in the fourth quarter of 2018, and increased 15% compared to $132.2 million in the third quarter of 2019, primarily driven by the increased production associated with the Mobile Bay acquisition which was partially offset by the decrease in realized commodity sales price per Boe.

Acquisition of Magnolia Field: On December 12, 2019, W&T closed the acquisition of a 75% working interest in the oil-weighted Magnolia Field from ConocoPhillips which is located in approximately 4,700 feet of water in the Gulf of Mexico.  The effective date was October 1, 2019, and the cash acquisition cost of $20 million was funded from W&T's available cash on hand and revolving credit facility. The Company also assumed the plug and abandonment liabilities associated with the field. Total net proved reserves acquired was 4.1 MMBoe, of which 67% was oil and 5% natural gas liquids. Current reserves are proved developed and 73% of the reserves are classified as proved developed producing. The transaction added 11,500 gross deepwater acres (8,600 net acres.)

W&T recently signed a purchase and sale agreement to acquire the remaining 25% working interest in the field in the first quarter of 2020 on nearly identical terms as the recent transaction with ConocoPhillips, proportionally reduced to reflect the lower working interest. This purchase will also be effective October 1, 2019 and is expected to close on March 31, 2020.

Lease Operating Expenses: Lease Operating Expense (“LOE”) which includes base lease operating expenses, insurance premiums, workovers and facilities maintenance was $53.3 million in the fourth quarter of 2019 compared to $43.4 million in the fourth quarter of 2018 and $47.2 million in the third quarter of 2019.  On a component basis for the fourth quarter of 2019, base lease operating expenses and insurance premiums were $44.8 million, workovers were $5.8 million and facilities maintenance expenses were $2.7 million.  The increases in LOE were driven by additional costs associated with the Mobile Bay acquisition, increased repair and facility work, additional acid stimulation and coil tubing cleanouts and higher insurance premiums for increased coverage, which were partially offset by a $1.8 million Office of Natural Resources Revenue (“ONRR”) credit. On a unit of production basis, LOE was $10.98 per Boe in the fourth quarter of 2019, down 19% from $13.48 per Boe in the fourth quarter of 2018, and down 12% from $12.46 per Boe in the third quarter of 2019,  reflecting the benefit of the higher volumes and lower per Boe costs associated with the Mobile Bay acquisition.

Gathering, Transportation Costs and Production Taxes: Gathering, transportation costs and production taxes totaled $7.7 million, or $1.59 per Boe in the fourth quarter of 2019, compared to $7.1 million, or $2.21 per Boe in the fourth quarter of 2018, and $6.5 million, or $1.73 per Boe in the third quarter of 2019. Costs were below the low end of guidance in the fourth quarter.

Depreciation, Depletion, Amortization and Accretion (“DD&A”):  DD&A, including accretion for asset retirement obligations, was $7.79 per Boe of production for the fourth quarter of 2019 compared to $10.88 per Boe for the fourth quarter of 2018 and $10.26 per Boe for the third quarter of 2019, driven by the large reserve additions relative to the purchase price associated with the Mobile Bay acquisition.

General and Administrative Expenses (“G&A”):  G&A was $17.6 million for the fourth quarter of 2019, compared to $14.9 million in the fourth quarter of 2018 and $10.1 million for the third quarter of 2019. The third quarter of 2019 benefitted from increased charges (credits) to counterparties related to joint interest arrangements and lower compensation expenses.  The fourth quarter of 2019 included higher litigation and incentive compensation costs than the prior quarter. On a unit of production basis, G&A was $3.62 per Boe in the fourth quarter of 2019, $4.63 per Boe in the fourth quarter of 2018, and $2.67 per Boe in the third quarter of 2019.

Derivative (Gain) Loss:  In the fourth quarter of 2019, W&T recorded a net loss of $18.7 million on its outstanding commodity derivative contracts, of which $18.0 million was an unrealized commodity derivative loss.  This compared to a net gain of $59.7 million in the fourth quarter of 2018 of which $55.3 million was an unrealized commodity derivative gain and a net gain of $5.8 million in the third quarter of 2019 of which $5.7 million was an unrealized commodity derivative gain.  In the fourth quarter of 2019, W&T entered into additional commodity derivative contracts for crude oil and natural gas, which consisted of crude oil contracts for the period June through December 2020 and natural gas contracts for the period December 2019 through December 2022. A listing of the Company’s current outstanding derivative positions is included in the tables below as well as in the Investor Relations section of W&T’s web site under the “Financial Info” tab.

Interest Expense: Interest expense, as reported in the income statement, in the fourth quarter of 2019 was $16.6 million compared with $15.2 million in the same period in 2018 and $14.4 million in the third quarter of 2019. The increase was primarily driven by increased interest expense incurred following the draw-down of a portion of the credit facility to fund the Mobile Bay acquisition in late August.

Income Tax:  W&T recorded a non-cash income tax benefit of $8.2 million in the fourth quarter of 2019 compared to an income tax expense of $0.2 million in the fourth quarter of 2018 and a non-cash income tax benefit of $55.5 million in the third quarter of 2019.

Throughout 2019, the Company continued to assess the realizability of its deferred tax assets. During the second quarter of 2019, the Company reversed an $11.5 million liability related to an uncertain tax position that was effectively settled with the Internal Revenue Service (“IRS”) which was reflected as a non-cash income tax benefit.  During the third quarter of 2019, the Company released $55.8 million of the valuation allowance which was reflected as an income tax benefit in the quarter ended September 30, 2019 having concluded, in accordance with GAAP, that it was more likely than not that a portion of its net deferred tax assets would be realized.  During the fourth quarter of 2019, the Company released an additional $8.3 million of the valuation allowance which was reflected as an income tax benefit in the quarter.

During the third quarter of 2019, the Company received a cash refund of federal income taxes totaling $16.9 million. In the fourth quarter of 2019, the Company received additional federal income tax refunds totaling $34.9 million plus accrued interest of $4.5 million. There is a remaining balance of refund claims due of approximately $2.0 million.

W&T is not currently forecasting any cash income tax expense for the near-term, and a portion of the Company’s deferred tax assets remain partially offset by a valuation allowance. Consequently, the effective tax rate for W&T is not meaningful.

Balance Sheet, Cash Flow and Liquidity: Total liquidity on December 31, 2019 was $171.6 million, consisting of cash and cash equivalents of $32.4 million and $139.2 million of availability under W&T’s revolving bank credit facility. At December 31, 2019, the Company had $105.0 million in borrowings on its revolving credit facility and $5.8 million of letters of credit outstanding.  Total long-term debt, including $105 million in revolving credit facility borrowings, was $719.5 million, net of unamortized debt issuance costs.

In early 2020, W&T paid down debt with a portion of the free cash flow that it has generated and reduced its revolving credit facility borrowings to $80 million as of February 29, 2020.

Net cash provided by operating activities for the twelve months ended December 31, 2019 was $232.2 million.  In December 2019, W&T announced that the Company’s bank group had completed its regularly scheduled fall borrowing base redetermination and reaffirmed the borrowing base at $250 million. The next regularly scheduled redetermination is in the spring of 2020.

Capital Expenditures:  Capital expenditures for oil and gas properties in the fourth quarter of 2019 were $32.2 million (excluding acquisitions). For the full year 2019, capital expenditures (excluding acquisitions) totaled $125.7 million, which was below the low end of guidance, compared with $106.2 spent in the full year 2018. In addition, the Company made two property acquisitions in the Gulf of Mexico in 2019 for the Mobile Bay and Magnolia assets that totaled $188.0 million. During 2019, the Company achieved 100% success in its drilling program as it did in 2018 and completed three exploration wells and three development wells including the Viosca Knoll 823 ("Virgo") A-13 exploration well; the South Timbalier 320 A- 3 development well; the Mississippi Canyon 800 ("Gladden") SS002 exploration well; the Ship Shoal 028 041 development well; the East Cameron 321 B-8 ST1 development well; and the Mahogany A-6 ST1 development well. All of these wells are in the Joint Venture Drilling Program except for the Mahogany A-6 ST1 well.

2020 CAPITAL INVESTMENT PROGRAM

Under current commodity pricing conditions, W&T intends to continue to generate free cash flow and focus on debt reduction and additional acquisitions. The Company’s preliminary capital expenditure budget for 2020 is expected to be in the range $50 million to $100 million, which excludes acquisitions.  W&T has significant flexibility to adjust its spending in either direction at any time since it has no long-term rig contracts or drilling obligations.  Furthermore, the lower decline profile of the Company’s producing asset base allows reductions in capital expenditures without significantly impacting near-term production levels.

W&T’s overall inventory of drillable projects remains strong and currently the 2020 capital program will be focused on lower-risk, high-return projects. In 2020, the Company also expects to spend about $15 to $25 million on asset retirement obligations (“ARO”) compared to $11.4 million spent on ARO in 2019.

Despite the reduction in capital expenditures, W&T forecasts its full year 2020 production to be in the range of 47,100 to 52,100 Boe/d, reflecting an increase of 16% to 28% from full year 2019 average production of 40,600 Boe/d.  Drilling is currently underway at East Cameron 338/349 in the Gulf of Mexico.

Full Year-End 2019 Financial Review

W&T reported net income for full year 2019 of $74.1 million, or $0.52 per share and Adjusted Net Income of $85.9 million, or $0.60 per share. For the full year 2018, W&T reported net income of $248.8 million, or $1.72 per share, and Adjusted Net Income of $148.6 million, or $1.03 per share. The Company generated $282.9 million in Adjusted EBITDA for the full year 2019 compared to $347.1 million in 2018, with the decline driven primarily by lower realized pricing and production mix.  Revenues totaled $534.9 million for 2019 compared with $580.7 million in 2018, with the reduction due primarily to decreases in commodity prices.

Production for 2019 was 40,634 Boe/d or 14.8 MMBoe, comprised of 6.7 MMBbls of oil, 1.3 MMBbls of NGLs, and 41.3 Bcf of natural gas.  Full year 2018 production averaged 36,510 Boe/d or 13.3 MMBoe and included 6.7 MMBbls oil, 1.3 MMBbls of NGLs, and 32.0 Bcf of natural gas.  For the full year 2019, W&T’s realized crude oil sales price was $59.89 per barrel, NGL sales price was $17.60 per barrel and natural gas price was $2.57 per Mcf. The combined average sales price was $35.63 per Boe, or 18% lower than $43.19 per Boe sales price that was realized for full year 2018.  For the full year 2018, W&T’s realized oil price was $65.62 per barrel, NGL price was $28.40 per barrel and natural gas price was $3.11 per Mcf.

For the full year 2019, LOE was $184.3 million compared to $153.3 million in 2018 with the increase primarily due to additional costs associated with the Mobile Bay acquisition, increased insurance premiums for improved coverage and additional workover projects primarily at the Mahogany field.  The acquisition of Mobile Bay contributed about 50% of the net increase in LOE in 2019 over 2018.  The LOE rate per Boe in 2020 is expected to be in the range of $10.50 to $12.75 compared with $12.43 per Boe in 2019, due to the increased volumes from the acquisitions in 2019 as well as lower expected costs.

Gathering, transportation costs and production taxes totaled $28.5 million, or $1.92 per Boe in 2019, compared to $24.2 million, or $1.82 per Boe in 2018.  The increase was due primarily to the Mobile Bay and Magnolia acquisitions.

For the full year 2019, G&A was $55.1 million, down 8% compared with full year 2018 G&A of $60.1 million. The decrease year-over-year is primarily due to higher overhead charged out (credits) on certain drilling projects as well as lower incentive compensation expenses, medical claims, and surety bond expenses.  Reflecting the benefit of increased production associated with the acquisitions that did not proportionally increase G&A costs, G&A per Boe was $3.72 in 2019, down 18% from $4.51 in 2018.

OPERATIONS UPDATE

W&T is currently operating or participating in several active drilling programs in the GOM, as described below.  During the fourth quarter of 2019, W&T had two rigs running and has reduced its rig count to one in the first quarter of 2020.

Ewing Bank 910 Field Area (non-operated, deepwater, in JV Drilling Program):  The ST 311 A-3 well was successfully drilled in the first quarter of 2019 and discovered two high quality sands.  The operator completed the well in the third quarter of 2019.  The well is currently producing approximately 4,850 gross Boe/d.  The A-3 well follows the success of the A-2 well that was brought online earlier in 2019.  The Company has a 10.8% interest in both the ST 320 A-2 and A-3 wells.  W&T’s interest will increase to 13.8% once performance thresholds are met.

Ship Shoal 28 (operated, shallow water, in JV Drilling Program):  The SS 28 #41 well was successfully drilled and brought online in the fourth quarter of 2019 at a gross rate of 1,440 Boe/d. The Company has a 30% interest in the well. W&T’s interest will increase to 38.4% once performance thresholds are met.

East Cameron 321 (operated, deepwater, in JV Drilling Program):  The B-8 S/T well was successfully drilled and logged better-than-expected net vertical pay of 84 feet. The well was brought online late in the fourth quarter of 2019 at a gross rate of 940 Boe/d.  The Company has a 30% interest in the EC 321 B-8 S/T well. W&T’s interest will increase to 38.4% once performance thresholds are met.

Mississippi Canyon 800 Gladden Deep Prospect (operated, deepwater, in JV Drilling Program):  On June 5, 2019 W&T announced an oil discovery at its first exploration well in 2019 at Gladden Deep. The well was completed and placed on production ahead of schedule in the third quarter and is currently producing approximately 4,360 gross Boe/d, with 89% oil.  W&T is the operator of the well and owns a 17.25% interest in the discovery. W&T’s interest will increase to 22.1% once performance thresholds are met.  Gladden Deep is located in approximately 3,000 feet of water and was drilled to a total measured depth of 18,324 feet and encountered 201 feet of net oil pay.

East Cameron 338/349 Cota (operated, deepwater, in JV Drilling Program):  W&T is currently drilling its first well of 2020 in the East Cameron 338/349 Field. The well is in over 290 feet of water with a planned total depth of over 6,000 feet. The Company expects to reach total depth in the second quarter of 2020.  The Company has a 20% interest in the EC 338/349 Cota well.  W&T’s interest will increase to 38.4% once the well is brought online and performance thresholds are met.

Well Recompletions and Workovers:  During the fourth quarter of 2019, the Company performed one recompletion and six workovers that in total added approximately 1,000 net Boe per day to production.

Year-End 2019 Proved Reserves

The Company's year-end 2019 SEC proved reserves increased 87% to 157.4 MMBoe from 84.0 MMBoe at year-end 2018.  About 40% of year-end 2019 reserves were liquids (24% crude oil and 16% NGLs) and 60% natural gas. The Company achieved a proved reserves replacement rate (including its two 2019 Gulf of Mexico acquisitions, positive revisions, extensions and discoveries, and the impact of negative revisions due to pricing) of nearly 600% of 2019 production of 14.8 MMBoe.  At year end, approximately 78% of 2019 proved reserves were classified as proved developed producing, 7% as proved developed non-producing and 15% as proved undeveloped.

The Mobile Bay and Magnolia acquisitions in 2019 added approximately 82 MMBoe of reserves as of year-end 2019, which was higher than the 78 MMBoe combined reserve adds that were announced per the effective dates of each transaction. The acquisition of the remaining 25% working interest in the Magnolia Field announced today was not included in year-end 2019 reserves. The increase was primarily driven by synergies and operational cost savings that have been captured by W&T at Mobile Bay thus extending the overall field life, which was partially offset by lower realized pricing. W&T extended its reserve life ratio with the 2019 acquisitions and successful drilling to 8.7 years, based on year-end 2019 proved reserves and the mid-point of 2020 production guidance of 49,600 Boe/d.

The Company’s all-in reserve replacement cost in 2019, including total acquisition and drilling costs and considering reserves added from acquisitions, drilling, and all revisions including the impact of negative price revisions was $4.18 per Boe.  For the three-year period 2017 through 2019, W&T’s all-in reserve replacement cost was $5.05 per Boe.

The present value of W&T’s reported SEC proved reserves, discounted at 10% ("PV-10"), at year-end 2019 was $1.3 billion, down about 9% from $1.4 billion at the end of 2018. The 2019 SEC PV-10 is based on an average crude oil price of $58.11 per barrel and an average natural gas price of $2.63 per Mcf, both after adjustment for quality, transportation, fees, energy content, and regional price differentials. For 2018, the SEC PV-10 was based on an average crude oil price of $65.21 per barrel and an average natural gas price of $3.13 per Mcf, both after adjustments for quality, transportation, fees, energy content, and regional price differential. The total impact from the year-over-year pricing change for the legacy W&T assets and the 2019 acquired properties was a decline of approximately 10 MMBoe in proved reserves and approximately $0.5 billion in PV-10.

Summary Reconciliation W&T Offshore, Inc. Consolidated

	Oil	NGL	Gas	Net
	MBbls	MBbls	MMcf	MBoe	PV-10 (1)
BALANCE, DECEMBER 31, 2018	39,101	9,828	210,515	84,015	$1,439,844
REVISION OF PREVIOUS ESTIMATES	1,868	141	29,768	6,971
REVISIONS DUE TO SEC BASE PRICE CHANGE FOR LEGACY ASSETS (2)	(479)	(92)	(9,408)	(2,139)
EXTENSION, DISCOVERIES	854	63	1,234	1,122
PURCHASES OF MINERALS IN PLACE NET OF PRICE REVISIONS (3)	3,099	15,800	380,317	82,285
SALES OF MINERALS IN PLACE	0	0	0	0
PRODUCTION	(6,675)	(1,271)	(41,310)	(14,831)
BALANCE, DECEMBER 31, 2019	37,767	24,469	571,117	157,422	$1,302,457

(1) PV-10 for this presentation excludes any provision for asset retirement obligations or income taxes.

In accordance with guidelines established by the SEC, estimated proved reserves as of December 31, 2019 were determined to be economically producible under existing economic conditions, which requires the use of the 12-month average commodity price for each product, calculated as the unweighted arithmetic average of the first-day-of-the-month price for the year end December 31, 2019. The WTI spot price and the Henry Hub spot price were utilized as the referenced price and after adjusting for quality, transportation, fees, energy content and regional price differentials, the average realized prices were $58.11 per barrel for oil, $18.72 per barrel for NGLs and $2.63 per Mcf for natural gas. In determining the estimated realized price for NGLs, a ratio was computed for each field of the NGLs realized price compared to the crude oil realized price. Then, this ratio was applied to the crude oil price using SEC guidance. Such prices were held constant throughout the estimated lives of the reserves. Future production and development costs are based on year-end costs with no escalations.

Standardized measure of future net cash flows of SEC proved reserves was (i) $987 million at December 31, 2019, which includes reductions associated with PV-10 $185 million of discounted asset retirement obligations and $131 million of discounted future income taxes and (ii) $1,067 million at December 31, 2018, which includes reductions associated with PV-10 $179 million of discounted asset retirement obligations and $194 million for discounted future income taxes.

(2) Excludes revisions due to SEC base price change related to assets acquired in 2019.

(3) Includes revisions due to SEC base price change related to assets acquired in 2019.

First Quarter and Full Year 2020 Production and Expense Guidance

The guidance for the first quarter and full year 2020 in the table below represents the Company's current best estimate of the range of likely future results. Guidance could be affected by the factors described below in "Forward-Looking Statements".

Production	First Quarter 2020	Full Year 2020

Oil (MMBbls)	1.7 - 1.9	6.5 - 7.1

NGLs (MMBbls)	0.50 - 0.56	2.05 - 2.27

Natural Gas (Bcf)	13.8 - 15.3	52.4 - 57.9

Total (MMBoe)	4.5 - 5.0	17.3 - 19.1

Total (Boe/d)	49,600 - 54,800	47,100 - 52,100

Operating Expenses ($ in millions)	First Quarter 2020	Full Year 2020

Lease operating expense	$51.0 - $56.0	$200 - $220

Gathering, transportation & production taxes	$8.3 - $9.2	$33 - $37

General and administrative	$15.5 - $17.0	$56 - $62

Cash income tax rate		0%

Conference Call Information:  W&T will hold a conference call to discuss its financial and operational results on Thursday, March 5, 2020, at 9:00 a.m. Central Time (10:00 a.m. Eastern Time).  Interested parties may participate by dialing (877) 270-2148.  International parties may dial (412) 902-6510.  Participants should request to connect to the “W&T Offshore Call.”  This call will also be webcast and available on W&T’s website at www.wtoffshore.com on the “Overview” page under the “Investor Relations” section.  An audio replay will be available on the Company’s website following the call.

About W&T Offshore

W&T Offshore, Inc. is an independent oil and natural gas producer with operations offshore in the Gulf of Mexico and has grown through acquisitions, exploration and development.  The Company currently has working interests in 51 producing fields in federal and state waters and has under lease approximately 815,000 gross acres, including approximately 595,000 gross acres on the Gulf of Mexico Shelf and approximately 220,000 gross acres in the Gulf of Mexico deepwater.  A majority of the Company’s daily production is derived from wells it operates.  For more information on W&T, please visit the Company’s website at www.wtoffshore.com.

Forward-Looking and Cautionary Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These forward-looking statements reflect our current views with respect to future events, based on what we believe are reasonable assumptions. No assurance can be given, however, that these events will occur. These statements are subject to risks and uncertainties that could cause actual results to differ materially including, among other things, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, the success of our risk management activities, governmental regulations, uncertainties and other factors discussed in W&T Offshore’s Annual Report on Form 10-K for the year ended December 31, 2019 and subsequent Form 10-Q reports found at www.sec.gov or at our website at www.wtoffshore.com under the Investor Relations section. Investors are urged to consider closely the disclosures and risk factors in these reports.  We refer to feet of “pay” in our discussions concerning the evaluation of our recently drilled wells. This refers to geological indications, typically obtained from well logging, of the estimated thickness of sands which we believe are capable of producing hydrocarbons in commercial quantities. These indications of “pay” may not necessarily forecast the amount of future production or reserve quantities from the well, which can be dependent upon numerous other factors.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Income
(In thousands, except per share data)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018

Revenues:
Oil	101,106	102,786	105,392	399,790	438,798
NGLs	6,912	4,373	8,646	22,373	37,127
Natural gas	41,256	23,686	28,144	106,347	99,629
Other	2,620	1,376	1,240	6,386	5,152
Total revenues	$151,894	$132,221	$143,422	$534,896	$580,706

Operating costs and expenses:
Lease operating expenses	53,299	47,185	43,407	184,281	153,262
Gathering, transportation costs and production taxes	7,707	6,543	7,124	28,474	24,214
Depreciation, depletion, amortization and accretion	37,818	38,841	35,047	148,498	149,854
General and administrative expenses	17,564	10,106	14,899	55,107	60,147
Derivative loss (gain)	18,659	(5,853)	(59,729)	59,887	(53,798)
Total costs and expenses	135,047	96,822	40,748	476,247	333,679
Operating income	16,847	35,399	102,674	58,649	247,027

Interest expense, net	16,635	14,445	15,170	59,569	48,645
Gain on debt transactions	-	-	47,109	-	47,109
Other (income) expense, net	(1,176)	555	(4,403)	188	(3,871)
Income (loss) before income tax (benefit) expense	1,388	20,399	139,016	(1,108)	249,362
Income tax (benefit) expense	(8,171)	(55,500)	172	(75,194)	535
Net income	$9,559	$75,899	$138,844	$74,086	$248,827

Basic and diluted earnings per common share	$0.07	$0.53	$0.96	$0.52	$1.72

Weighted average common shares outstanding	140,769	140,567	139,264	140,583	139,002

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Operating Data
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Net sales volumes:
Oil (MBbls)	1,778	1,735	1,675	6,675	6,687
NGL (MBbls)	415	283	322	1,271	1,307
Oil and NGLs (MBbls)	2,194	2,018	1,997	7,946	7,994
Natural gas (MMcf)	15,966	10,606	7,343	41,310	31,991
Total oil and natural gas (MBoe) (1)	4,855	3,786	3,220	14,831	13,326

Average daily equivalent sales (MBoe/d)	52.8	41.1	35.0	40.6	36.5

Average realized sales prices:
Oil ($/Bbl)	$56.84	$59.24	$62.94	$59.89	$65.62
NGLs ($/Bbl)	16.64	15.45	26.84	17.60	28.40
Oil and NGLs ($/Bbl)	49.23	53.10	57.11	53.13	59.53
Natural gas ($/Mcf)	2.58	2.23	3.83	2.57	3.11
Barrel of oil equivalent ($/Boe)	30.75	34.56	44.15	35.63	43.19

Average per Boe ($/Boe):
Lease operating expenses	$10.98	$12.46	$13.48	$12.43	$11.50
Gathering and transportation costs and production taxes	1.59	1.73	2.21	1.92	1.82
Depreciation, depletion, amortization and accretion	7.79	10.26	10.88	10.01	11.24
General and administrative expenses	3.62	2.67	4.63	3.72	4.51

(1) MBoe is determined using the ratio of six Mcf of natural gas to one Bbl of crude oil, condensate or NGLs (totals may not compute due to rounding). The conversion ratio does not assume price equivalency and the price on an equivalent basis for oil, NGLs and natural gas may differ significantly.

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Balance Sheets
(In thousands)
(Unaudited)

	December 31,	December 31,
	2019	2018

Assets
Current assets:
Cash and cash equivalents	$32,433	$33,293
Receivables:
Oil and natural gas sales	57,367	47,804
Joint interest and other, net	19,400	14,634
Income taxes	1,861	54,076
Total receivables	78,628	116,514
Prepaid expenses and other assets	30,691	76,406
Total current assets	141,752	226,213

Oil and natural gas properties and other	8,552,513	8,190,099
Less accumulated depreciation, depletion and amortization	7,803,715	7,674,678
Net oil and natural gas properties and other	748,798	515,421
Restricted deposits for asset retirement obligations	15,806	15,685
Deferred income taxes	63,916	-
Other assets	33,447	91,547
Total assets	$1,003,719	$848,866

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts Payables	$102,344	$82,067
Undistributed oil and natural gas proceeds	29,450	28,995
Advances from joint interest partners	5,279	20,627
Asset retirement obligations	21,991	24,994
Accrued liabilities	30,896	29,611
Total current liabilities	189,960	186,294

Long-term debt	719,533	633,535
Asset retirement obligations, less current portion	333,603	285,143
Other liabilities	9,988	68,690
Commitments and contingencies	-	-
Shareholders’ deficit:
Common stock, $0.00001 par value; 200,000 shares authorized; 144,538 issued and 141,669 outstanding at December 31, 2019 and 143,513 issued and 140,644 outstanding at December 31, 2018	1	1
Additional paid-in capital	547,050	545,705
Retained deficit	(772,249)	(846,335)
Treasury stock, at cost; 2,869 shares for both dates presented	(24,167)	(24,167)
Total shareholders’ deficit	(249,365)	(324,796)
Total liabilities and shareholders’ deficit	$1,003,719	$848,866

W&T OFFSHORE, INC. AND SUBSIDIARIES
Condensed Consolidated Statements of Cash Flows
(In thousands)
(Unaudited)

	Three Months Ended			Twelve Months Ended
	December 31,	September 30,	December 31,	December 31,
	2019	2019	2018	2019	2018
Operating activities:
Net income	$9,559	$75,899	$138,844	$74,086	$248,827
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, depletion, amortization and accretion	37,818	38,841	35,047	148,498	149,854
Gain on debt transactions	-		(47,109)	-	(47,109)
Amortization of debt items and other items	1,600	1,429	1,054	5,514	2,850
Share-based compensation	1,261	1,248	(268)	3,690	3,540
Derivative loss (gain)	18,659	(5,853)	(59,729)	59,887	(53,798)
Derivatives cash (payments) receipts, net	(3,642)	4,791	(25,073)	13,941	(28,164)
Income taxes	(8,338)	(44,241)	137	(64,102)	500
Changes in operating assets and liabilities:			-
Oil and natural gas receivables	(5,741)	(9,814)	1,678	(9,563)	(2,361)
Joint interest receivables	11,084	8,312	1,859	(4,766)	5,120
Prepaid expenses and other assets	4,865	(6,077)	11,850	(9,346)	3,383
Income tax receivables	35,049	17,205	11,167	52,214	11,028
Asset retirement obligation settlements	(3,703)	(5,099)	(5,853)	(11,443)	(28,617)
Cash advances from JV partners	(31,194)	(2,680)	(10,385)	(15,347)	16,629
Accounts payable, accrued liabilities and other	(21,646)	6,319	(26,308)	(11,036)	40,081
Net cash provided by operating activities	45,631	80,280	26,911	232,227	321,763

Investing activities:
Investment in oil and natural gas properties and equipment	(32,224)	(30,333)	(26,769)	(125,706)	(106,191)
Acquisition of property interests	(20,301)	(157,718)	-	(188,019)	(16,782)
Proceeds from sale of assets	-	-	6,114	-	56,588
Purchases of furniture, fixtures and other	(69)	(20)	-	(89)	-
Net cash used in investing activities	(52,594)	(188,071)	(20,655)	(313,814)	(66,385)

Financing activities:
Borrowings of long-term debt - revolving bank credit facility	-	150,000	61,000	150,000	61,000
Repayments of long-term debt - revolving bank credit facility	-	(66,000)	(40,000)	(66,000)	(40,000)
Issuance of Senior Second Lien Notes	-	-	625,000	-	625,000
Extinguishment of debt - principal	-	-	(903,194)	-	(903,194)
Extinguishment of debt - premiums	-	-	(21,850)	-	(21,850)
Payment of interest on 1.5 Lien Term Loan	-	-	(452)	-	(6,623)
Payment of interest on 2nd Lien PIK Toggle Notes	-	-	(6,805)	-	(9,725)
Payment of interest on 3rd Lien PIK Toggle Notes	-	-	(4,672)	-	(4,672)
Debt transaction costs	-	-	(17,457)	(939)	(17,457)
Other	(2,345)	(177)	(3,596)	(2,334)	(3,622)
Net cash (used in) provided by financing activities	(2,345)	83,823	(312,026)	80,727	(321,143)
Decrease in cash and cash equivalents	(9,308)	(23,968)	(305,770)	(860)	(65,765)
Cash and cash equivalents, beginning of period	41,741	65,709	339,063	33,293	99,058
Cash and cash equivalents, end of period	$32,433	$41,741	$33,293	$32,433	$33,293

W&T OFFSHORE, INC. AND SUBSIDIARIES
Financial Commodity Derivative Positions
As of March 4, 2020

Crude Oil					Natural Gas
Time Period	Instrument	Volume	Average		Time Period	Instrument	Volume	Average
		Bbl/d	Floor	Ceiling			MMBtu/d	Floor	Ceiling

1Q20	WTI Swaps	10,000	$60.92	$60.92	12/1/19 - 12/31/2022	HH Calls (Long)	40,000	$3.00	$3.00
	WTI Calls (long)	10,000	$61.00	$61.00

Apr-May'20	WTI Swaps	10,000	$60.92	$60.92
	WTI Calls (long)	10,000	$61.00	$61.00

Jun - Dec'20	WTI Costless Collars	1,000	$45.00	$63.60
	WTI Costless Collars	9,000	$45.00	$63.50
	WTI Calls (long)	10,000	$67.50	$67.50

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Certain financial information included in W&T’s financial results are not measures of financial performance recognized by accounting principles generally accepted in the United States, or GAAP.  These non-GAAP financial measures are “Adjusted Net Income” and “Adjusted EBITDA.”   Management uses these non-GAAP financial measures in its analysis of performance.  In addition, Adjusted EBITDA is a key metric used to determine the Company’s incentive compensation awards.  These disclosures may not be viewed as a substitute for results determined in accordance with GAAP and are not necessarily comparable to non-GAAP performance measures which may be reported by other companies.

Reconciliation of Net Income to Adjusted Net Income

Adjusted Net Income does not include the unrealized commodity derivative loss (gain), amortization of derivative premium, bad debt reserve, deferred tax benefit, gain on debt transactions, write-off contingent liability, litigation and other.  Adjusted Net Income is presented because the timing and amount of these items cannot be reasonably estimated and affect the comparability of operating results from period to period, and current periods to prior periods.

	Three Months Ended				Twelve Months Ended
	December 31,	September 30,	December 31,		December 31,
	2019	2019	2018		2019	2018
	(In thousands, except per share amounts)
	(Unaudited)

Net income	$9,559	$75,899	$138,844		$74,086	$248,827
Unrealized commodity derivative loss (gain)	18,052	(5,670)	(55,331)		59,002	(52,491)
Amortization of derivative premium	4,248	3,931	2,116	(1)	15,912	2,116	(1)
Bad debt reserve	13	55	76		206	730
Deferred tax benefit	(8,338)	(55,764)	137		(64,102)	500
Gain on debt transactions	-	-	(47,109)		-	(47,109)
Write-off contingent liability	-	-	(4,630)		-	(4,630)
Litigation and other	816	-	69		816	648
Adjusted Net Income	$24,350	$18,451	$34,172		$85,920	$148,591

Basic and diluted adjusted earnings per common share	$0.17	$0.13	$0.24		$0.60	$1.03

(1) Prior year reconciliation has been reclassified to conform to current year presentation.

W&T OFFSHORE, INC. AND SUBSIDIARIES

Non-GAAP Information

Reconciliation of Net Income to Adjusted EBITDA

The Company defines Adjusted EBITDA as net income plus income tax (benefit) expense, net interest expense, and depreciation, depletion, amortization and accretion, excluding the unrealized commodity derivative gain or loss, amortization of derivative premium, bad debt reserve, litigation and other.  W&T believes the presentation of Adjusted EBITDA provides useful information regarding its ability to service debt and to fund capital expenditures.  The Company believes this presentation is relevant and useful because it helps investors understand W&T’s operating performance and makes it easier to compare its results with those of other companies that have different financing, capital and tax structures.  Adjusted EBITDA should not be considered in isolation from or as a substitute for net income, as an indication of operating performance or cash flows from operating activities or as a measure of liquidity.  Adjusted EBITDA, as W&T calculates it, may not be comparable to Adjusted EBITDA measures reported by other companies.  In addition, Adjusted EBITDA does not represent funds available for discretionary use.

The following table presents a reconciliation of our net income to Adjusted EBITDA.

	Three Months Ended				Twelve Months Ended
	December 31,	September 30,	December 31,		December 31,
	2019	2019	2018		2019	2018
	(In thousands)
	(Unaudited)

Net income	$9,559	$75,899	$138,844		$74,086	$248,827
Income tax (benefit) expense	(8,171)	(55,500)	172		(75,194)	535
Net interest expense	16,635	14,445	15,170		59,569	48,645
Depreciation, depletion, amortization and accretion	37,818	38,841	35,047		148,498	149,854
Unrealized commodity derivative loss (gain)	18,052	(5,670)	(55,331)		59,002	(52,491)
Amortization of derivative premium	4,248	3,931	2,116	(1)	15,912	2,116	(1)
Bad debt reserve	13	55	76		206	730
Gain on debt transactions	-	-	(47,109)		-	(47,109)
Write-off contingent liability	-	-	(4,630)		-	(4,630)
Litigation and other	816	-	69		816	648
Adjusted EBITDA	$78,970	$72,001	$84,424		$282,895	$347,125

(1) Prior year reconciliation has been reclassified to conform to current year presentation.

CONTACT	Al Petrie	Janet Yang
	Investor Relations Coordinator	EVP & CFO
	apetrie@wtoffshore.com	investorrelations@wtoffshore.com
	713-297-8024	713-624-7326